Press Release – Mifflintown, PA – February 21, 2013

Juniata Valley Financial Corp. Announces Quarterly and Annual Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended December 31, 2012 were $883,000 and $0.20, respectively, representing decreases of $253,000 and $249,000, respectively, compared to the same quarter in 2011 and to the immediate preceding quarter in 2012.

Juniata Valley's fourth quarter 2012 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the immediate preceding quarter in 2012 and the fourth quarter of 2011, are shown in the table below.

	Quarter Ended
	December 31, 2012	September 30, 2012	December 31, 2011
	Results	Results	Results
Net Income	$883,000	$1,132,000	$1,136,000
ROA	0.78%	0.99%	1.01%
ROE	7.06%	9.07%	8.97%

EPS (basic and fully diluted)	$0.20	$0.27	$0.26

The decrease in net income in the fourth quarter of 2012 versus the fourth quarter of 2011 resulted primarily from lower net interest income, with the decrease in net interest income driven by lower outstanding loan balances and a lower net interest margin. Compared to the level at December 31, 2011, loan balances at December 31, 2012 represented a decline of 4.2%. Several factors contributed to the decrease in loan balances. First, loan balances declined as a result of targeted, continuing efforts by Bank personnel to address, through collection efforts or charge-offs, loans which were nonperforming or which had the potential to become nonperforming. Secondly, loan demand remains low as a result of the continuing soft economic conditions. Additionally, in order to minimize long-term interest rate risk, most fixed-rate residential mortgage loans originated by Juniata in 2012 were sold into the secondary market, with Juniata retaining the associated servicing rights; while this activity allows the generation of fee income, it also results in a reduction in loan balances.

The net interest margin on a fully tax-equivalent basis was 3.62% in the fourth quarter of 2012, 5 basis points higher than in the immediate preceding quarter. The net interest margin in the fourth quarter of 2011 was 3.99%. Ms. Barber commented, “While the decreased loan portfolio is negatively impacting earnings in the short run, we remain committed to strong credit quality to maintain our value and position us for growth.”

Non-interest income in the fourth quarter of 2012 decreased by 12.1% and increased by 15.0%, respectively, when compared to the immediate preceding quarter in 2012 and the same quarter one year ago. With Juniata’s initiation of secondary market loan origination activities in 2012, a significant increase in gains on the sale of loans was realized in the fourth quarter of 2012 as compared to the fourth quarter of 2011; however, gains from this activity in the fourth quarter of 2012 were less than in the third quarter of 2012. As compared to the immediate preceding quarter, income derived from loan activity, commissions from the sale of non-deposit products and trust fees were less in the fourth quarter of 2012, however each of those categories of earnings in the fourth quarter of 2012 increased as compared to the same quarter one year earlier. Non-interest expense increased in the fourth quarter of 2012 by 2.0% and 2.5%, respectively, when compared to the immediate preceding quarter and to the same quarter one year ago, in each instance due primarily to the increased cost of providing medical insurance and retirement benefits to employees.

Net income and fully-diluted earnings per share for the year ended December 31, 2012 were $3,648,000 and $0.86, respectively. These earnings measures compared to $4,680,000 and $1.10, respectively, for the previous year. As a new activity, Juniata began the origination of residential mortgage loans with the intent to sell into the secondary market in 2012. As a result, non-interest income in 2012 was enhanced by $567,000. Year-to-date earnings for 2012 were negatively impacted by an unusually large provision for loan losses of $1,108,000 in the first quarter of 2012, due to specific loan loss provisions associated with two impaired loan relationships, and reached $1,411,000 for the year, comparing to $364,000 for the 2011 year. Otherwise, the 2012 year was generally impacted by the same factors mentioned above for the fourth quarter of 2012; Total assets on December 31, 2012 were $448.9 million, which represented an increase of 0.3% from December 31, 2011.

On January 15, 2013, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the first quarter of 2013, payable on March 1, 2013 to shareholders of record on

February 15, 2013.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results including, without limitation, the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand; the effect of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income; the effect of competition on rates of deposit and loan growth and net interest margin; increases in non-performing assets, which may result in increases in the allowance for credit losses, loan charge-offs and elevated collection and carrying costs related to such non-performing assets; other income growth, including the impact of regulatory changes which have reduced debit card interchange revenue; investment securities gains and losses, including other than temporary declines in the value of securities which may result in charges to earnings; the level of other expenses, including salaries and employee benefit expenses; the increasing time and expense associated with regulatory compliance and risk management; the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd Frank Act; and capital and liquidity strategies, including the expected impact of the capital and liquidity requirements proposed by the Basel III standards. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
(in thousands, except share data)

	(1)	(2)
	December 31,	December 31,
	2012	2011
ASSETS
Cash and due from banks	$14,261	$12,074
Interest bearing deposits with banks	136	2,100
Cash and cash equivalents	14,397	14,174

Interest bearing time deposits with banks	847	1,096
Securities available for sale	122,338	111,281
Restricted investment in Federal Home Loan Bank (FHLB) stock	1,726	1,700
Investment in unconsolidated subsidiary	4,000	3,796

Total loans	277,500	289,681
Less: Allowance for loan losses	(3,281)	(2,931)
Total loans, net of allowance for loan losses	274,219	286,750
Premises and equipment, net	6,472	6,710
Other real estate owned	428	427
Bank owned life insurance and annuities	14,402	14,069
Equity investment in low income housing project	3,796	393
Core deposit intangible	164	209
Goodwill	2,046	2,046
Accrued interest receivable and other assets	4,034	4,782
Total assets	$448,869	$447,433
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$71,318	$64,751
Interest bearing	315,433	321,914
Total deposits	386,751	386,665

Securities sold under agreements to repurchase	3,836	3,500
Short-term borrowings	1,600	-
Other interest bearing liabilities	1,305	1,244
Accrued interest payable and other liabilities	5,080	6,304
Total liabilities	398,572	397,713
Stockholders' Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,218,361 shares at December 31, 2012;
4,228,218 shares at December 31, 2011	4,746	4,746
Surplus	18,346	18,363
Retained earnings	38,824	38,900
Accumulated other comprehensive loss	(1,419)	(2,256)
Cost of common stock in Treasury:
527,465 shares at December 31, 2012;
517,608 shares at December 31, 2011	(10,200)	(10,033)
Total stockholders' equity	50,297	49,720
Total liabilities and stockholders' equity	$448,869	$447,433

(1) Unaudited

(2) Unaudited but derived from audited financial statements; does not include related disclosures.

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(Unaudited, in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Interest income:
Loans, including fees	$3,893	$4,380	$16,092	$17,857
Taxable securities	307	346	1,311	1,240
Tax-exempt securities	184	212	738	901
Other interest income	6	7	29	35
Total interest income	4,390	4,945	18,170	20,033
Interest expense:
Deposits	847	1,032	3,621	4,560
Securities sold under agreements to repurchase	2	1	4	3
Short-term borrowings	1	1	1	1
Other interest bearing liabilities	4	7	22	27
Total interest expense	854	1,041	3,648	4,591
Net interest income	3,536	3,904	14,522	15,442
Provision for loan losses	174	100	1,411	364
Net interest income after provision for loan losses	3,362	3,804	13,111	15,078
Non-interest income:
Customer service fees	325	331	1,282	1,346
Debit card fee income	198	189	809	792
Earnings on bank-owned life insurance and annuities	105	112	450	478
Trust fees	74	72	379	388
Commissions from sales of non-deposit products	65	52	353	273
Income from unconsolidated subsidiary	69	66	249	263
Fees derived from loan activity	51	37	197	152
Gains on sales of loans	147	-	567	-
Gain on calls of securities	-	-	2	6
Gain from life insurance proceeds	-	-	53	-
Other non-interest income	68	71	251	248
Total non-interest income	1,102	930	4,592	3,946
Non-interest expense:
Employee compensation expense	1,309	1,348	5,190	5,258
Employee benefits	583	528	2,096	1,686
Occupancy	240	226	929	957
Equipment	126	130	510	569
Data processing expense	366	331	1,440	1,326
Director compensation	57	63	234	284
Professional fees	76	121	362	462
Taxes, other than income	92	122	438	496
FDIC Insurance premiums	85	78	327	369
Loss (gain) on sales of other real estate owned	31	(28)	34	(56)
Amortization of intangibles	11	11	45	45
Other non-interest expense	363	300	1,472	1,406
Total non-interest expense	3,339	3,230	13,077	12,802
Income before income taxes	1,125	1,504	4,626	6,222
Provision for income taxes	242	368	978	1,542
Net income	$883	$1,136	$3,648	$4,680
Earnings per share
Basic	$0.20	$0.26	$0.86	$1.10
Diluted	$0.20	$0.26	$0.86	$1.10
Cash dividends declared per share	$0.22	$0.22	$0.88	$0.86
Weighted average basic shares outstanding	4,230,469	4,235,391	4,231,404	4,241,286
Weighted average diluted shares outstanding	4,231,888	4,238,318	4,233,448	4,244,507

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(Unaudited, in thousands, except share data)

	Three Months Ended
	December 31	September 30,
	2012	2012
Interest income:
Loans, including fees	$3,893	$3,930
Taxable securities	307	337
Tax-exempt securities	184	190
Other interest income	6	7
Total interest income	4,390	4,464
Interest expense:
Deposits	847	891
Securities sold under agreements to repurchase	2	1
Short-term borrowings	1	-
Other interest bearing liabilities	4	6
Total interest expense	854	898
Net interest income	3,536	3,566
Provision for loan losses	174	60
Net interest income after provision for loan losses	3,362	3,506
Non-interest income:

Customer service fees	325	323
Debit card fee income	198	202
Earnings on bank-owned life insurance and annuities	105	134
Trust fees	74	85
Commissions from sales of non-deposit products	65	128
Income from unconsolidated subsidiary	69	62
Fees derived from loan activity	51	56
Gain on sale of loans	147	208
Other non-interest income	68	55
Total non-interest income	1,102	1,253
Non-interest expense:
Employee compensation expense	1,309	1,314
Employee benefits	583	500
Occupancy	240	231
Equipment	126	125
Data processing expense	366	364
Director compensation	57	58
Professional fees	76	105
Taxes, other than income	92	115
FDIC Insurance premiums	85	82
Loss on sales of other real estate owned	31	4
Amortization of intangibles	11	12
Other non-interest expense	363	363
Total non-interest expense	3,339	3,273
Income before income taxes	1,125	1,486
Provision for income taxes	242	354
Net income	$883	$1,132
Earnings per share
Basic	$0.20	$0.27
Diluted	$0.20	$0.27
Cash dividends declared per share	$0.22	$0.22
Weighted average basic shares outstanding	4,230,469	4,235,207
Weighted average diluted shares outstanding	4,231,888	4,236,542